UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2008

ACADIA PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50768	06-1376651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	3911 SORRENTO VALLEY BOULEVARD SAN DIEGO, CALIFORNIA	92121
	(Address of Principal Executive Offices)	(Zip Code)

(858) 558-2871

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On March 3, 2008, ACADIA Pharmaceuticals Inc. and Allergan Sales, LLC entered into an amendment to extend the research term of the parties’ March 27, 2003 collaboration (the “Amendment”). The 2003 collaboration originally provided for a three-year research term and provided for payments consisting of an upfront fee and research funding and related fees during the original research term, which ended on March 27, 2006. In February 2006, the parties extended the research term for two years through March 27, 2008. The Amendment extends the research term for an additional year, through March 27, 2009. During the extended research term of the Amendment, the parties will focus joint research efforts in the area of pain, which will continue to support the parties’ existing alpha adrenergic program. In addition, the parties may elect to pursue additional discovery activities in ophthalmic indications. ACADIA will receive research funding during the extended research term of the Amendment. Pursuant to the Amendment, during the extended research term, Allergan could exclusively license specified chemistry and related assets for development and commercialization. If ACADIA grants Allergan such an exclusive license, ACADIA would be eligible to receive license fees and milestone payments upon the successful achievement of agreed upon clinical and regulatory objectives.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 7, 2008, the Board of Directors of ACADIA approved an updated annual cash compensation program for its executive officers. The description of this program is set forth in Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is furnished herewith:

99.1	Description of Executive Officer Annual Incentive Cash Compensation Program

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

	By:	/s/ Thomas H. Aasen
Date: March 7, 2008		Thomas H. Aasen
Vice President, Chief Financial Officer, Treasurer, and Secretary

3.